Exhibit 99.1

Newark, NY – August 3, 2010 – IEC Electronics Corp. (NYSE Amex: IEC) announced it has acquired all the assets of Celmet Corporation, a privately held manufacturer of metal chassis and assemblies located in Rochester, N.Y., in a cash transaction for approximately $2 million.  For the year ending December 31, 2009, Celmet had revenue of just over $3.6 million.

W. Barry Gilbert, Chairman of the Board and CEO, stated “We are pleased to finalize this purchase as we continue to build our company.  IEC outsources millions of dollars of chassis assemblies annually, at times encountering quality and delivery issues.  Celmet is a successful, well managed small business, serving customers similar to those of IEC in the military and industrial markets.  The acquisition leverages the existing customer base of both companies and enables us to extend our capabilities in terms of products and services we can offer our customers.

Mr. Tom Guliani, who has had many years of experience in metal chassis fabrication, will be our Director of Operations at Celmet responsible for the ongoing operation of the business.”

About IEC Electronics
IEC Electronics Corporation provides contract electronic manufacturing services to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors.  The Company’s ultra high reliability capabilities include:  design, prototype and volume circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution.   As a full service EMS provider, IEC is AS9100, ISO-9001:2000, and ISO-13485 registered, and an NSA approved supplier under the COMSEC standard.  The Company is headquartered outside of Rochester, New York and also has operations in Victor, New York and Albuquerque, New Mexico.  Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2009 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan	John Nesbett/Jennifer Belodeau
	IEC Electronics Corp.	Institutional Marketing Services
	(315) 332-4262	(203) 972-9200
hkeenan@iec-electronics.com		jnesbett@institutionalms.com